UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Stereotaxis, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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STEREOTAXIS, INC.

4320 Forest Park Avenue

Suite 100

St. Louis, Missouri 63108

(314) 678-6100

April 17, 2015

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, June 2, 2015, at 9:00 a.m. (Central Daylight Time) at our Company headquarters in St. Louis, Missouri.

Details about the meeting are described in the Notice of Internet Availability of Proxy Materials you received in the mail and in this proxy statement. We have also made a copy of our 2014 Annual Report on Form 10-K available on the Internet with this proxy statement. Whether or not you plan to attend the meeting, we encourage you to read our 2014 Annual Report and this proxy statement and to vote your shares.

Your vote is very important to us. Most shareholders hold their shares in street name through a broker and may vote by using the Internet, by telephone or mail. If your shares are held in the name of a bank, broker or other holder of record, you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. All shareholders must also present a form of personal identification in order to be admitted to the meeting.

On behalf of the entire Board, I thank you for your continued support and look forward to seeing you at the meeting.

Sincerely,

William C. Mills III
Chairman of the Board

STEREOTAXIS, INC.

4320 Forest Park Avenue

Suite 100

St. Louis, Missouri 63108

(314) 678-6100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 17, 2015

The Annual Meeting of Shareholders of Stereotaxis, Inc. will be held at our principal executive offices located at 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, on Tuesday, June 2, 2015, at 9:00 a.m., Central Daylight Time, for the following purposes:

1.	To elect three directors as Class II Directors to serve until our 2018 Annual Meeting;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015;

3.	To approve, by non-binding vote, executive compensation;

4.	To transact such other business as may properly come before the meeting.

The Board of Directors fixed April 6, 2015, as the date of record for the meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

We first began sending to all shareholders of record a Notice of Internet Availability of Proxy Materials on April 17, 2015. Please note that our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 is available for viewing on the Internet. Please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail.

By Order of the Board of Directors, STEREOTAXIS, INC.

Karen Witte Duros Secretary St. Louis, Missouri April 17, 2015

IMPORTANT NOTICE

Please Vote Your Shares Promptly

Page i

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q. Why am I receiving these materials?

The Board of Directors (the “Board”) of Stereotaxis, Inc. (the “Company”) is soliciting proxies from the Company’s shareholders in connection with its 2015 Annual Meeting of Shareholders to be held on June 2, 2015, and any and all adjournments and postponements thereof. You are encouraged to vote on the proposals presented in these proxy materials. You are invited to attend the Annual Meeting, but you do not have to attend to vote.

Q.	When and where is the Annual Meeting?

We will hold the Annual Meeting of Shareholders on June 2, 2015, at 9:00 a.m., Central Daylight Time, at our principal executive offices located at 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108.

Q.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this proxy statement and our 2014 Annual Report on Form 10-K to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q.	How do I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to view our proxy materials for the Annual Meeting on the Internet.

Q.	Who is entitled to vote?

You are entitled to vote if you were a shareholder of record of shares of our common stock at the close of business on April 6, 2015 (the “Record Date”). On April 6, 2015, there were 20,919,816 shares of our common stock outstanding and entitled to vote and no shares of our preferred stock outstanding.

Q.	What am I being asked to vote on?

We are asking our shareholders to (1) elect three Class II Directors to serve until our 2018 Annual Meeting of Shareholders, (2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year, (3) approve, by non-binding vote, executive compensation, and (4) transact such other business as may properly come before the meeting.

Q.	What do I do if my shares of common stock are held in “street name” at a bank or brokerage firm?

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust or other similar organization, like the vast majority of our shareholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee or nominee how to vote your shares and you are also invited to attend the Annual Meeting.

Q.	How do I vote?

Whether or not you expect to be present in person at the Annual Meeting, you are requested to vote your shares. Most shareholders will be able to choose whether they wish to vote using the Internet, by telephone or mail. The availability of Internet voting or telephone voting for shareholders whose shares are held in street name by a bank or a broker may depend on the voting processes of that organization. If you vote using the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Internet and telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 1, 2015, the day before the date of the Annual Meeting. If you hold your shares directly as a shareholder of record and you attend the meeting, you may vote by ballot. If you hold your shares in street name through a bank or broker and you wish to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker.

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by mail or telephone as well as by the Internet pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by following the voting instruction card provided to you by your broker, bank, trustee or nominee.

Q.	What if I want to change my vote?

If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the Annual Meeting by:

•	timely delivering a properly executed, later-dated proxy;

•	submitting a later vote by Internet or telephone any time prior to 11:59 p.m., Eastern Daylight Time, on June 1, 2015;

•	delivering a written revocation of your proxy to our Secretary at our principal executive offices; or

•	voting by ballot at the meeting.

If your shares are held in the name of a bank or brokerage firm, you may change your vote by submitting new voting instructions to your bank or broker following the instructions that they provide.

Q.	What vote of the shareholders is needed?

No business can be conducted at the Annual Meeting unless a majority of the outstanding shares of common stock entitled to vote is present in person or represented by proxy at the meeting. Each share of our common stock is entitled to one vote with respect to each matter on which it is entitled to vote. A plurality of the shares entitled to vote and present in person or by proxy at the meeting must be voted “FOR” a director nominee. A majority of shares entitled to vote and present in person or by proxy at the meeting must be voted “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year, and “FOR” the non-binding approval of executive compensation.

Q.	What happens if I request a paper copy of proxy material and return my signed proxy card but forget to indicate how I want my shares of common stock voted?

If you sign, date and return your proxy and do not mark how you want to vote, your proxy will be counted as a vote “FOR” all of the nominees for directors, “FOR” the ratification of our independent registered public accounting firm, and “FOR” the approval of executive compensation, and in the discretion of the proxy holders for such other business as may properly come before the meeting.

Q.	What happens if I do not instruct my broker how to vote or if I indicate I wish to “abstain” on the proxy?

If you hold shares in street name through a broker or other nominee and do not vote your shares or provide voting instructions, your broker may vote for you on “routine” proposals but not on “non-routine” proposals. The ratification of the Company’s auditor is considered routine, but all of our other proposals are non-routine. Therefore, if you do not vote on the non-routine proposals or provide voting instructions, your broker will not be allowed to vote your shares. This will result in a broker non-vote. Broker non-votes are not counted as shares present and entitled to vote so they will not affect the outcome of the vote.

If you indicate that you wish to “abstain,” your vote will have the same effect as a vote against the proposal or the election of the applicable director.

Q.	What if other matters are voted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet, telephone or mail, the persons named as proxies in your proxy will have the discretion to vote on those matters for you. As of the date we filed this proxy statement with the Securities and Exchange Commission, the Board of Directors did not know of any other matter to be presented at the Annual Meeting.

Q.	What do I need to do if I plan to attend the meeting in person?

All shareholders must present a form of personal identification in order to be admitted to the meeting. If your shares are held in the name of a bank, broker or other holder of record, you also must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Set forth below is the name, age, and business experience of each of the continuing directors and nominees of the Company, including the specific experience, qualifications, attributes or skills that led to the conclusion that such person should serve as a director. There are no family relationships between any of our directors and executive officers.

Class II Directors (terms expiring at the 2015 Annual Meeting; Nominees for election to the Board at the 2015 Annual Meeting to serve a three-year term until the 2018 Annual Meeting)

Robert J. Messey

Director since May 2005

Mr. Messey, 69, served as the senior vice president and chief financial officer of Arch Coal, Inc. from December 2000 until his retirement in April 2008. Prior to joining Arch Coal, he served as the vice president of financial services of Jacobs Engineering Group, Inc. from 1999 to 2000 following that company’s acquisition of Sverdrup Corporation, where he served as senior vice president and chief financial officer from 1992 to 1999. Mr. Messey was an audit partner at Ernst & Young LLP from 1981 to 1992. He previously served as a director and member of the audit and compensation committees of Oxford Resource Partners, LP, a publicly traded coal mining company, and as a director and chairman of the audit committee of Baldor Electric Company, a publicly traded manufacturer of industrial electrical motors. He serves as an advisory director, chairman of the audit committee, and member of the compensation committee of a privately held mining company. Mr. Messey earned his B.S.B.A. from Washington University. Mr. Messey’s experience in finance provides the Board with a great deal of expertise on financing, accounting and compliance matters.

Joseph D. Keegan, Ph.D.

Director since February 2011

Dr. Keegan, 61, served as the president, chief executive officer, and a director of ForteBio, Inc., a venture capital funded life sciences company, from 2007 until 2012. From 1998 to 2007, Dr. Keegan was president, chief executive officer, and a director of Molecular Devices Corporation. From 1992 to 1998, he held several senior management positions with Becton Dickinson and Company, including president of Worldwide Tissue Culture, and vice president and general manager of Worldwide Flow Cytometry. Prior to that, he held a number of positions with Leica, Inc., General Electric Company and Hewlett Packard Company. Dr. Keegan currently serves as a director of Response Biomedical Corporation (TSX: RBM), and as a director of six privately-held life science companies, including Labcyte Corporation, of which he serves as chairman of the board. He previously served as a director of Alpha Innotech Corporation and several private life sciences companies. He is a director and past chairman of the board of the Analytical and Life Science Systems Association. He also serves on the board of directors of the San Francisco Opera. Dr. Keegan earned a Ph.D. in physical chemistry from Stanford University and a B.A. in chemistry from Boston University. Dr. Keegan’s strong executive experience and knowledge of high-growth life sciences businesses provides valuable support for general management matters and commercial adoption of our products.

Euan S. Thomson, Ph.D.

Director since October 2012

Dr. Thomson, 52, currently serves as the operating partner of Khosla Ventures, a venture capital company, where he works closely with medical companies engaged in digital and data-driven healthcare. He served as the president and chief executive officer of Accuray, Inc., a publicly held radiation oncology company from 2002 until 2012. He was the president and chief executive officer of Photoelectron Corporation, an X-ray technology company, from 1999 to 2002. Prior to that, for approximately 15 years, he was engaged in research, teaching, clinical practice, and administration within the United Kingdom health care system. During that time, he also provided consulting advice for companies and hospitals on scientific development, product marketing, and management. Dr. Thomson currently serves on the board of directors of Advanced Oncotherapy, plc (LSE: AVO). He also serves on the boards of directors of nine privately held medical technology companies in which Khosla Ventures is a major investor. Dr. Thomson is chair of the board of directors of the Hospice of the Valley. He previously served as chair of the California Division of the American Cancer Society’s CEOs Against Cancer. He has received numerous awards, including the Ernst and Young Entrepreneur of the Year Award. Dr. Thomson earned a B.S. in physics, an M.S. in radiation physics and a Ph.D. in physics from the University of London. He is the author of numerous scientific papers and he holds six U.S. patents. Dr. Thomson’s approximately 30 years in the medical device industry and his experience as a chief executive officer of public companies in the medical device industry, provides valuable guidance for the Company’s product innovation, customer initiatives, and strategic and operational matters.

Class III Directors (terms expiring at the 2016 Annual Meeting)

Fred A. Middleton

Director since June 1990

Mr. Middleton, 65, has served as a director since June 1990. Mr. Middleton has been a general partner in Sanderling Ventures since 1987. Prior to that time, he was an independent investor in the biomedical field. From 1984 to 1986, Mr. Middleton was managing general partner of Morgan Stanley Ventures. He joined Genentech, Inc. in 1978 and was a part of the management team in the company’s early formative period, assisting in developing its strategy and holding a variety of roles including vice presidencies of finance, administration, and corporate development, and chief financial officer. Mr. Middleton also served as president of Genentech Development Corporation. Prior to that time, he served as a consultant with McKinsey & Company and as a vice president of Chase Manhattan Bank. Mr. Middleton serves on the board of directors of biotechnology company, Endocyte, Inc. (Nasdaq: ECYT). Mr. Middleton also serves as a member of the board of directors of several privately held biomedical companies. Mr. Middleton holds an M.B.A. from Harvard University and a B.S. degree in chemistry from the Massachusetts Institute of Technology. Mr. Middleton’s business experience provides a unique perspective on the Company’s strategic initiatives, investor markets and financial outlook. His service on the Board for over 20 years provides valuable insight into the evolution of our products and technology.

William C. Mills III

Chairman of the Board since May 2012

Director since June 2000

Mr. Mills, 59, has served as our Chief Executive Officer since April 2013 and as the chairman of our Board of Directors since May 2012. From 2004 until 2009, Mr. Mills was a managing member of a management company conceived by EGS Healthcare Capital Partners to manage EGS Private Healthcare Partnership III. Earlier, he was a partner in the Boston office of Advent International, a private equity and venture capital firm, for five years. At Advent, he was co-responsible for healthcare venture capital and focused on investments in the medical technology and biopharmaceutical sectors. Before joining Advent, Mr. Mills spent more than 11 years with The Venture Capital Fund of New England where he was a general partner. Prior to that, he spent seven years at PaineWebber Ventures/Ampersand Ventures as a managing general partner. He currently serves as chairman of the board of managers of Ascension Ventures III, L.P., a strategic healthcare venture fund focused on the medical device, healthcare information technology, and service sectors. He is a member of the board of directors of Interleukin Genetics, Inc., (OTC MKTS: ILIU), a publicly traded company that develops and markets genetic tests. Mr. Mills received an S.M. in chemistry from the Massachusetts Institute of Technology, an M.S. in management from the Massachusetts Institute of Technology Sloan School of Management and an A.B. in chemistry from Princeton University. As our Chief Executive Officer and Chairman, Mr. Mills brings more than 30 years of experience serving on the boards of growing companies in the medical technology and biotechnology fields, which coupled with his considerable capital markets experience and scientific and technical expertise, provides valuable perspective regarding the Company’s strategy, innovation, intellectual property, and regulatory and compliance activities as well as our capital markets interface.

Class I Directors (terms expiring at the 2017 Annual Meeting)

David W. Benfer

Director since February 2005

Mr. Benfer, 68, currently serves as the chairman of The Benfer Group LLC, which provides advisory services to healthcare providers and suppliers. In addition, he serves as a partner in Advisors to Healthcare Suppliers, a healthcare and health services consulting firm. From 1999 to 2009, Mr. Benfer served as president and chief executive officer of Saint Raphael Healthcare System and the Hospital of Saint Raphael, New Haven, Connecticut. Prior to that, he was the president and chief executive officer of the Provena-Saint Joseph/Morris Health Network in Joliet, Illinois from 1992 to 1999. Mr. Benfer served as senior vice president for Hospital and Urban Affairs for the Henry Ford Health System in Detroit and chief executive officer of the Henry Ford Hospital from 1985 to 1992. He served as the chairman of the American College of Healthcare Executives (ACHE) from 1998 to 1999 and on its board of governors from 1992 to 2000. Mr. Benfer was named a Fellow of ACHE in 1981 and served on the board of the Catholic Health Association from 2003 until 2008. Mr. Benfer also serves as a director of a private financial institution and chairman of the board of a private healthcare service company. He earned his M.B.A. from Xavier University and his B.S.B.A. from Wittenburg University. Mr. Benfer’s extensive experience in the healthcare industry and in hospital management provides the Company with useful industry information related to technology acquisition, governance, and risk and liability issues.

Eric N. Prystowsky, M.D.

Director since February 2007

Dr. Prystowsky, 67, has been the director of the Clinical Electrophysiology Laboratory at St. Vincent Hospital in Indianapolis, Indiana since 1988. He is also currently a consulting professor of Medicine at Duke University Medical Center. He is the former chairman of the American Board of Internal Medicine’s test writing committee for the Electrophysiology Board Certification Examination and the past president of Heart Rhythm Society. He currently serves as editor-in-chief of the Journal of Cardiovascular Electrophysiology. From 1986 to 1988, Dr. Prystowsky was professor of medicine and director of clinical electrophysiology at Duke University Medical Center. From 1979 to 1986, he served as a full-time faculty member at the Indiana University School of Medicine, where he was director of the electrophysiology laboratory. He previously served as a director of CardioNet, Inc. (NASDAQ: BEAT), a publicly held cardiac rhythm services company. He earned his M.D. from the Mt. Sinai School of Medicine and a bachelor’s degree from Pennsylvania State University. Dr. Prystowsky completed his internal medicine training at Mt. Sinai Hospital in New York City and his training in cardiology and clinical electrophysiology at Duke University Medical Center. Dr. Prystowsky has conducted extensive research with respect to cardiac arrhythmias, a condition that is one of the primary focuses for the Company’s products. Dr. Prystowsky is also internationally recognized as an expert in atrial fibrillation. Such expertise is important in the Company’s product development efforts.

CORPORATE GOVERNANCE INFORMATION

Board Leadership Structure and Board Role in Risk Oversight

William C. Mills III, has served as the chairman of the Board since May 2012 and he became our Chief Executive Officer effective February 12, 2014, after serving as interim Chief Executive Officer since April 13, 2013. In February 2015, the Board appointed David W. Benfer as the lead independent director. The Board believes that it should have flexibility to make the determination of whether the same person should serve as both the chief executive officer and chairman of the board or if the roles should be separate. In the past, the functions of chairman of the board and chief executive officer have been separate. The Board believes that its current leadership structure, with Mr. Mills serving as both Chief Executive Officer and chairman of the Board and Mr. Benfer serving as lead independent director, will provide appropriate leadership for the Company and will best serve the shareholders at this time. In his dual role, Mr. Mills is able to utilize the perspective gained in running the Company to effectively guide our Board. Mr. Benfer will provide independent leadership on the

Board and will interact closely with Mr. Mills and the independent directors to facilitate communications. Our independent directors regularly have executive sessions as part of our regular meeting schedule during which only the independent directors are present.

Our Board provides risk oversight to the Company through the Audit Committee and the Nominating and Corporate Governance Committee. The Audit Committee monitors financial risks faced by the Company and the Nominating and Corporate Governance Committee monitors healthcare compliance and regulatory risks. This oversight process takes place through discussions at committee meetings with the members of senior management who are responsible for the Company’s risk management policies and procedures. In addition, the Audit Committee regularly meets in a private session with the Company’s independent auditors.

Director Independence

Our Board determined that each of our directors and each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee was independent in 2014 under the listing standards of the NASDAQ Capital Market, except Mr. Mills. Our Board currently has a majority of independent directors consistent with the listing standards of the NASDAQ Capital Market. During 2014, the Company had a consulting agreement with Dr. Prystowsky. The Board determined that this agreement did not impair his independent judgment.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board candidates to serve as members of the Board. In carrying out this responsibility, the Committee has adopted a written policy setting forth the minimum qualifications to serve as a director of the Company. These minimum qualifications emphasize integrity, independence, experience, strength of character, mature judgment and technical skills applicable to the Company. The Committee also will consider whether the candidate is able to represent fairly and equally all shareholders of the Company without favoring or advancing any particular shareholder or other constituency of the Company.

The Committee also seeks Board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and/or be selected based upon contributions they can make to the Company and Board. We do not have a formal policy regarding diversity, but the Board is committed to a diverse membership. In selecting nominees, the Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual orientation.

In the Committee’s discretion, the Committee may approve the candidacy of a nominee who does not satisfy all of these requirements if it believes the service of such nominee is in the best interests of the Company and its shareholders.

The Committee has written procedures for identifying and evaluating candidates for election to the Board. The material elements of that process are as follows:

•

The Committee in its discretion gives due consideration to the renomination of incumbent directors who desire to continue their service and who continue to satisfy the Committee’s criteria for membership on the Board.

•

If there is no qualified and available incumbent or if there is a vacancy on the Board, the Committee will identify and evaluate new candidates and will solicit or entertain recommendations for nominees from other Board members and the Company’s management. The Committee also may engage a professional search firm to assist it in identifying qualified candidates.

Nomination of Directors by Shareholders

The Committee will evaluate candidates proposed by shareholders for nomination as directors under criteria similar to the evaluation of other candidates. Our bylaws provide that shareholders seeking to nominate candidates for election as directors at an annual meeting of shareholders must provide timely notice in writing. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to shareholders or made public, whichever first occurs. Our bylaws specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from making nominations for directors at an annual meeting of shareholders.

The Nominating and Corporate Governance Committee has established a written policy that it will consider recommendations for the nomination of a candidate submitted by holders of the Company’s shares entitled to vote generally in the election of directors. The material elements of that policy include the following:

•	the Committee will give consideration to these recommendations for positions on the Board where the Committee has determined not to re-nominate a qualified incumbent director;

•

for each annual meeting of shareholders, it is anticipated that the Committee will accept for consideration only one recommendation from any shareholder or affiliated group of shareholders (within the meaning of SEC Regulation 13D); and

•

while the Committee has not established a minimum number of shares that a shareholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the shareholder must own its shares, the Committee may in its discretion take into account the size and duration of a recommending shareholder’s ownership interest in the Company.

The Committee may in its discretion also consider the extent to which the shareholder making the nominating recommendation intends to maintain its ownership interest in the Company, to the extent such information is available to the Committee. The Committee may elect not to consider recommendations of nominees who do not satisfy the criteria described above, including that a director must represent the interests of all shareholders and not serve for the purpose of favoring or advancing the interests of any particular shareholder group or other constituency. Absent special or unusual circumstances, only those recommendations whose submission complies with the procedural requirements adopted by the Committee will be considered by the Committee.

Any shareholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Stereotaxis, Inc., 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108:

•	Shareholder’s name, number of shares owned, length of period held and proof of ownership;

•	Name, age, business and residential address of candidate;

•

A detailed résumé describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (e.g., memberships on other boards and committees, charitable foundations);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board and documents his/her ability to satisfy the director qualifications described herein;

•	Any information relating to the candidate that is required to be disclosed in the solicitation of proxies for election of director;

•	The class and number of shares of our capital stock that are beneficially owned by the candidate;

•	A description of any arrangements or understandings between the shareholder and the candidate; and

•	A signed statement from the candidate, confirming his/her willingness to serve on the Board.

Our Corporate Secretary will promptly forward such materials to the chair of our Nominating and Corporate Governance Committee and our Chairman of the Board. Our Corporate Secretary will also maintain copies of such materials for future reference by the Committee when filling Board positions. Shareholders may submit potential director candidates at any time pursuant to these procedures.

Shareholder Communications Policy

Any shareholder wishing to send communications to our Board should send the written communication and the following information to our Corporate Secretary, Stereotaxis, Inc., 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108:

•	Shareholder’s name, number of shares owned, length of period held and proof of ownership;

•	Name, age, business and residential address of shareholder; and

•	Any individual director or Committee to whom the shareholder would like to have the written statement and other information sent.

The Corporate Secretary will forward the information to the Chairman of the Board, if addressed to the full Board, or to the specific director to which the communication is addressed.

Code of Ethics and Business Conduct

Our Board has adopted a Code of Ethics and Business Conduct that applies to all of our directors, officers and employees. Shareholders may download a free copy of our Code of Business Conduct and Ethics from our website (www.stereotaxis.com) or by request to our Chief Financial Officer as follows:

Stereotaxis, Inc.

Attention: Martin C. Stammer

4320 Forest Park Avenue, Suite 100

St. Louis, Missouri 63108

314-678-6100

To the extent required by law or the rules of the NASDAQ Capital Market, any amendments to, or waivers from, any provision of the Code of Ethics and Business Conduct will be promptly disclosed publicly. To the extent permitted by such requirements, we intend to make such public disclosure by posting the relevant material on our website (www.stereotaxis.com) in accordance with SEC rules. Information on our website does not constitute part of this proxy statement.

BOARD MEETINGS AND COMMITTEES

Board Meetings

During fiscal year 2014, the Board of Directors held five regular meetings. During fiscal year 2014, all incumbent directors attended 75% or more of the aggregate meetings of the Board and the Board committees on which they served during the period they held office. Directors are not required to attend our Annual Meeting of Shareholders. Mr. Mills attended our 2014 Annual Meeting of Shareholders.

Board Committee Membership

The Board has established three standing committees. Presently, the standing committees are: Audit, Compensation, and Nominating and Corporate Governance. In addition, in 2011, the Board established a Strategy and Technology Committee. Committee membership as of the end of fiscal year 2014 was as follows:

Audit	Compensation
Robert J. Messey, Chairman	Fred A. Middleton, Chairman
David W. Benfer	Robert J. Messey
Joseph D. Keegan	Euan S. Thomson

Nominating & Corporate Governance	Strategy and Technology
David W. Benfer, Chairman	William C. Mills III, Chairman
Joseph D. Keegan	David W. Benfer
Robert J. Messey	Joseph D. Keegan
Fred A. Middleton
Euan S. Thomson

The Board has adopted a written charter for each of the committees. The charters of our Audit, Compensation, and Nominating and Corporate Governance Committees, and our Code of Ethics and Business Conduct are published on our website at www.stereotaxis.com, Investors, Governance. These materials are available in print to any shareholder upon request. From time to time the Board and the Committees review and update these documents as they deem necessary and appropriate.

Audit Committee

The Board has determined that each member of the Audit Committee is independent under the listing standards of the NASDAQ Capital Market and the enhanced independence standards for audit committee members set forth in SEC rules under the Securities Exchange Act of 1934. Further, our Board has determined that each member of the Audit Committee is financially sophisticated and that Mr. Messey, who currently serves as the chair of the Audit Committee, qualifies as an Audit Committee Financial Expert under SEC rules and regulations. The Audit Committee assists our Board in its oversight of:

•	the integrity of our financial statements;

•	our accounting and financial reporting process, including our internal controls;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accountants’ qualifications and independence; and

•	the performance of our independent registered public accountants.

The Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of our independent registered public accountants. In addition, the Audit Committee must approve in advance:

•	any related-party transaction that creates a conflict of interest situation;

•	all audit services; and

•	all non-audit services, except for de minimis non-audit services, provided the Audit Committee has approved such de minimis services prior to the completion of the audit.

During fiscal year 2014, the Audit Committee met seven times.

Compensation Committee

Our Board has determined that each member of the Compensation Committee is independent under the listing standards of the NASDAQ Capital Market, and each qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code of 1986 and as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934. The functions of the Compensation Committee include:

•	assisting management and the Board in defining an executive compensation policy;

•	determining the total compensation package for our chief executive officer and other executive officers;

•

performing or, to the extent deemed appropriate delegating to our officers, reviewing and monitoring the administration of our equity-based compensation plans and qualified and non-qualified benefit plans; and

•	approving new incentive plans and major benefit programs.

The Compensation Committee has authority to retain compensation consultants to furnish advice or assistance to the committee within the scope of its duties. The committee has direct responsibility for the appointment, retention, and compensation of the compensation consultants as well as the oversight of the work of the consultants. In selecting any compensation consultant, the committee considers the factors relevant to the consultant’s independence from management in accordance with the listing standards of the NASDAQ Capital Market.

During fiscal year 2014, the Compensation Committee met five times.

Nominating and Corporate Governance Committee

Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the listing standards of the NASDAQ Capital Market. The Nominating and Corporate Governance Committee assists the Board in:

•	identifying and evaluating individuals qualified to become Board members;

•	reviewing director nominees received from shareholders;

•	selecting director nominees for submission to the shareholders at our annual meeting;

•	selecting director candidates to fill any vacancies on the Board;

•	overseeing the structure and operations of the Board, including recommending Board committee structure, appointments and responsibilities; and

•	overseeing our healthcare compliance policies.

The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines and principles applicable to us.

During fiscal year 2014, the Nominating and Corporate Governance Committee met two times.

Strategy and Technology Committee

The Strategy and Technology Committee was established in 2011 to assist the Board in its oversight of our strategic and technology initiatives as requested by the Board. Upon request of the Board, the Strategy and Technology Committee will consider and advise the Board about management’s strategic and technology direction, investment in research and development, and initiatives regarding technology, new products and new business models. The Strategy and Technology Committee did not meet during fiscal year 2014.

DIRECTOR COMPENSATION

Director Compensation Policy

Non-employee directors receive cash compensation and equity awards for their services as Board members. In May 2014, the Compensation Committee approved revisions to the cash compensation payable to non-employee directors, which became effective beginning in the second fiscal quarter of 2014. These revisions were based on the recommendations of Radford, the Committee’s independent compensation consultant, who conducted an in-depth market study of director compensation. Currently, each non-employee director receives a $35,000 annual retainer for Board membership. For serving on the Audit Committee, the committee chairman receives a $15,000 annual retainer, and each committee member a $7,500 annual retainer. For serving on the Compensation Committee, the committee chairman receives a $10,000 annual retainer, and each committee member a $5,000 annual retainer. For serving on the Nominating and Corporate Governance Committee, the committee chairman receives a $6,000 annual retainer, and each committee member a $3,000 annual retainer. The directors’ annual retainer fees are paid quarterly.

Upon the appointment of Mr. Benfer as the lead independent director of the Board in February 2015, the Compensation Committee approved an additional cash retainer of $15,000 per year, payable quarterly, for the lead independent director.

For the first quarter of 2014, the non-employee directors received payments under the prior directors’ compensation program, which provided for a $30,000 annual retainer. For the period of 2014 during which Mr. Mills served as a non-employee interim Chief Executive Officer, he received a pro rata portion of an annual retainer of $420,000, which had been approved by the Board in 2013. Mr. Mills’ director compensation for serving as the interim Chief Executive Officer is included in his compensation disclosed in the Summary Compensation Table in the Executive Compensation section of this proxy statement.

The non-employee directors also receive annual equity awards. As of the date of each annual shareholders’ meeting, each non-employee director receives an annual grant of 10,000 restricted share units. The annual grants of restricted share units vest one year from the date of grant or on the date of the next annual shareholders’ meeting, whichever is earlier.

In addition to the annual grants, newly elected directors are entitled to receive a grant of 20,000 restricted share units. Initial grants of restricted share units to new directors vest over a two-year period, with 50% vesting after the first year, and 50% vesting after the second year.

We reimburse our directors for reasonable out-of-pocket expenses incurred in connection with attendance and participation in Board and committee meetings.

Compensation of Directors

The following table discloses compensation to our non-employee directors for their services during 2014:

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation	Total ($)
William C. Mills III (2)	-	-	-	-	-
David W. Benfer (3)	43,875	35,900	-	-	79,775
Joseph D. Keegan, Ph.D. (4)	41,625	35,900	-	-	77,525
Robert J. Messey (5)	51,000	35,900	-	-	86,900
Fred A. Middleton (6)	41,250	35,900	-	-	77,150
Eric N. Prystowsky, M.D. (7)	33,750	35,900	-	12,250	81,900
Euan S. Thomson, Ph.D. (8)	37,500	35,900	-	-	73,400

(1)	Amount represents the aggregate grant date fair value of restricted share units granted on June 10, 2014, computed in accordance with FASB ASC Topic 718.

(2)	Mr. Mills was appointed as the Company’s Chief Executive Officer effective February 12, 2014, after serving as interim Chief Executive Officer since April 13, 2013. Following his appointment as Chief Executive Officer, Mr. Mills did not receive compensation for his services as a director. The total amount of compensation paid to him during 2014, including his compensation as a director for the period during which he served as a non-employee interim Chief Executive Officer, is shown in the Summary Compensation Table in the Executive Compensation section below.

(3)	10,000 service-vested restricted share units were outstanding as of December 31, 2014, none of which were vested as of such date. 11,150 options were outstanding as of December 31, 2014, all of which were exercisable as of such date.

(4)	10,000 service-vested restricted share units were outstanding as of December 31, 2014 none of which were vested as of such date. 4,050 options were outstanding as of December 31, 2014, all of which were exercisable as of such date.

(5)	10,000 service-vested restricted share units were outstanding as of December 31, 2014, none of which were vested as of such date. 12,425 options were outstanding as of December 31, 2014, all of which were exercisable as of such date.

(6)	10,000 service-vested restricted share units were outstanding as of December 31, 2014, none of which were vested as of such date. 20,050 options were outstanding as of December 31, 2014 all of which were exercisable as of such date.

(7)	10,000 service-vested restricted share units were outstanding as of December 31, 2014, none of which were vested as of such date. 7,800 options were outstanding as of December 31, 2014, all of which were exercisable as of such date. All other compensation reflects amounts earned in 2014 by Dr. Prystowsky under a consulting agreement with the Company. $2,100 of such amount was paid during 2014.

(8)	10,000 service-vested restricted share units were outstanding as of December 31, 2014, none of which were vested as of such date.

PROPOSAL 1: ELECTION OF DIRECTORS

Under the Company’s bylaws, the number of directors of the Company may be fixed or changed from time to time by resolution of a majority of the Board of Directors, provided the number shall be no less than three and no more than fifteen. Currently, the Board has set the number of directors of the Company at seven. The directors are divided into three classes, Class I, Class II and Class III, each class to be as nearly equal in number as possible. The term of office of each director shall be until the third annual meeting following his or her election and until the election and qualification of his or her successor.

Shareholders are being asked to elect three directors, Robert J. Messey, Joseph D. Keegan, and Euan S. Thomson, as Class II directors to serve until the 2018 Annual Meeting of Shareholders. The Board nominated Mr. Messey, Dr. Keegan and Dr. Thomson for election at the 2015 Annual Meeting of Shareholders upon the recommendation of the Nominating and Corporate Governance Committee. Each nominee currently is a director of our Company. Certain information with respect to the nominees for election is set forth above under the headings “Information about the Board of Directors” and “Board Meetings and Committees.”

The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board may recommend.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The Compensation Committee reviews competitive market compensation data annually. In 2013, the Committee determined that a more in-depth review was appropriate to ensure pay programs are consistent with our compensation philosophy, particularly with respect to maintaining alignment between pay and performance but at the same time, to verify that base salaries remained competitive since executive base salaries had not fundamentally changed since 2011. The Committee engaged the services of its independent compensation consultant, Radford, who recommended to the Committee a new peer group of 19 companies based on objective industry and financial criteria as well as input from the Committee and management. In addition, the consultant collected and presented market data from both the recommended peer group and from a broader sample of high technology companies contained within the Radford Global Technology Database and provided advice to the Committee regarding incentive program designs.

Our ongoing efforts to achieve efficiencies in every area of the business, as well as drive clinical adoption of our platform through targeted marketing efforts and technology enhancements, have significantly improved our bottom line performance. In 2014, we delivered record results, including the highest annual recurring revenue in our history and our lowest annual operating and net losses since our IPO in 2004. In addition, we continued to launch technology enhancements aimed at improving procedure efficiency and outcomes, including an updated user interface featuring ablation history and an expanded Vdrive platform in the U.S. In our newest global market, Japan, we made substantial inroads during the year, culminating with our first Niobe® system shipment in the fourth quarter of 2014. Despite the challenges to top line growth we faced during the earlier part of this year, we believe we are in a stronger position to experience future growth and improvements in long-term shareholder value.

Our significant financial outcomes for 2014 include:

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Recurring revenue was $27.2 million for the full year 2014 establishing the highest annual recurring revenue in Company history. However, on a year-over-year basis, system revenue decreased by 38% from $12.7 million to $7.8 million.

•	The Company surpassed 75,000 worldwide procedures performed with our remote magnetic navigation system in December 2014.

•	Gross margin improved to 77% of revenue from 71% of revenue in 2013, as we experienced a shift in mix from system revenue to recurring revenue.

•

We continued to manage operating expenses to desirable levels, reducing full year operating expenses by 10% to $32.2 million which was the Company’s lowest annual operating expenses since our initial public offering.

•	Operating loss was $5.4 million, a 39% reduction from the prior year and the lowest full year operating loss since we went public.

•	Our cash burn increased from $6.3 million in 2013 to $9.2 million in 2014.

•	The Company’s first ever operating income of $314,000 was recorded in the fourth quarter compared to a loss of ($2.4) million in the fourth quarter of 2013.

Within this business performance context, the compensation outcomes for the 2014 fiscal year continue to reflect our commitment to aligning executive pay and business performance while ensuring our executive compensation arrangements for each executive are consistent with the marketplace to retain key talent. Consequently, we note the following compensation highlights for 2014:

•	The 2014 Management Bonus Plan performance targets were designed to provide a balance between short and long term Company goals

To place significant emphasis on achieving revenue growth, the Compensation Committee established a revenue growth target as the only financial operating metric for 2014. Technology and business development performance targets, which focus on annual objectives designed to achieve long term strategic goals, were added to the 2014 plan design. In addition, in 2014, performance was measured and bonuses paid on an annual basis rather than on a quarterly basis, which was the structure of the plan targets and bonus payments for the prior year.

•	Bonus payments were consistent with the achievement under the 2014 Management Bonus Plan

Significant progress was made in growing procedures and recurring revenue, improving margins and managing operating expenses. However, achievement was below target on the milestones established for the 2014 bonus plan. Therefore, our executives received payouts under this incentive program at 58% of target award levels for 2014.

•	Executive retention bonuses were earned

In 2013, the Company entered into retention agreements with each of the Named Executive Officers, other than Mr. Mills. The Committee determined that these agreements were important in order to stabilize the executive management team following the resignations of the former CEO and the former CFO in the first quarter of 2013. Since each executive met the requirements under the retention agreement for continued employment on March 31, 2014, and each achieved the individual performance objectives in the respective agreement, the retention bonuses under the agreements were paid in full.

The plan design and 2014 pay outcomes and actions reflect our success in deploying compensation programs that align pay realized by executives and the returns to our shareholders. The Compensation Committee further recognizes the importance of both providing market competitive pay opportunities and also motivating and retaining key talent in a challenging business environment. Specifically, we continue to be guided by our compensation philosophy, as described in the section following this Executive Summary, to ensure that compensation programs consistently support our business objectives. As circumstances remain dynamic, the Compensation Committee has taken timely actions, including the provision of special incentive opportunities, to adapt our compensation strategy to such circumstances as they arise.

•	Chairman of the Board, William C. Mills, named as CEO

Mr. Mills was appointed as CEO effective February 12, 2014, after having served as interim CEO since April 2013. The Committee utilized the Radford peer group market data and Radford Global Technology Database to determine an appropriate compensation package for Mr. Mills. In addition, the Committee requested Radford to take a broader market perspective beyond the approved peer group to identify additional instances of CEO new hires for companies of similar size within the life sciences marketplace to determine an appropriate CEO transition equity grant. The Committee approved the following:

•	Base Salary – a base salary of $475,000 per year effective April 1, 2014
•	Annual Incentive – a target bonus of 60% of base salary with full participation for the year 2014
•	Long-Term Incentive (grant date March 27, 2014) – a grant of 150,000 Stock Appreciation Rights with a strike price of $4.04 and 100,000 service–vested Restricted Share Units
•	Termination Without Cause – a monthly base salary for a period of 12 months following any termination without cause
•	Change of Control Termination – a monthly base salary for a period of 24 months following any termination as a result of change of control event
•	In addition, the Committee approved a $200,000 performance bonus in recognition of Mr. Mills’ performance as interim CEO.

Ultimately, we believe that the decisions made in 2014 reflect the Committee’s efforts to appropriately incentivize executives, particularly with respect to rewarding management for efficient stewardship of the Company’s resources and continued focus on growing revenues through maximizing our current base of installed systems and expanding our market presence.

Say-on-Pay Results

The Compensation Committee considered the results of the 2014 advisory, non-binding “say-on-pay” proposal and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities. Because a substantial majority (94%) of our shareholders voting on the proposal approved the compensation programs described in our proxy statement for the 2014 Annual Meeting of Shareholders, the Compensation Committee did not implement changes to our compensation programs as a direct result of the shareholder advisory vote. However, as outlined in the forthcoming sections of this Compensation Discussion & Analysis, the Committee did continue to take actions with respect to our fiscal year 2014 compensation programs based on the business conditions facing the Company and other relevant factors.

Compensation Philosophy

The objective of our compensation program is to attract, retain and motivate highly qualified executive officers while aligning the interests of these executives with those of shareholders. When designing compensation packages to achieve this objective, the Committee is guided by the following principles:

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Align pay and performance:   Provide total compensation that is commensurate with stock price performance, the operational and financial success of our business, and the individual performance contributions of executives.

•	Manage program cost and dilution: Balance other considerations for executive pay programs with their impact on earnings, cash flow and stock dilution.

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Provide market competitive pay:   Targeted compensation opportunities should generally reflect levels, both in terms of size of pay opportunity and mix of pay elements, observed in the competitive marketplace, as defined by the market median pay levels among companies with which we compete for talent.

We believe that adhering to these principles will create a total compensation program that supports our aim to deliver long-term shareholder value through business performance. In benchmarking the market competitiveness of total compensation, we utilize a peer group of select companies to represent our competitive labor market. Targeted total compensation opportunities are comprised of base salary, annual incentives and equity-based long-term incentives. In addition to the above principles, the Compensation Committee exercises its judgment in setting pay levels with respect to individual competencies and experience and the internal compensation equity among Named Executive Officers.

Role and Independence of the Consultant

From time-to-time, when deemed necessary, the Committee engages the services of an independent compensation consultant to provide the Committee with market data and analysis, advice on incentive design practices, and an external perspective on pay trends and legal and regulatory developments.

In December 2013, the Committee retained Radford, an Aon Hewitt Company as its independent compensation consultant (the “Consultant”). Radford does not provide any services to the Company other than those related to executive compensation consulting. The Committee considers the Consultant to be fully independent and that the Consultant’s work has not raised any conflict of interest.

Compensation Determination Process

The typical pay review process occurs at the beginning of the fiscal year in January and February at which time the Committee reviews and approves adjustments in executive compensation including base salaries, target annual incentive opportunities, annual equity awards, and the establishment of performance goals for the annual incentive plan and performance-vested long-term awards, if any. During the review process, the Committee considers a number of factors, including competitive market data, input received from the Company’s management, and an assessment of individual performance and the operating performance of the Company.

The Committee has historically set targeted total compensation (base salaries, annual incentives, and long-term incentive awards) at the median of the competitive market (reviewing data as described below). The Committee may adjust targeted total compensation or the mix of total compensation based on other considerations such as business performance, company size and stock dilution. In addition, incentive programs are designed such that total compensation realized by executives is consistent with performance achievement, and incentive payments may:

•	Exceed targeted incentive levels for performance that surpasses our short and long-term performance expectations; or

•	Fall below targeted incentive levels for performance that does not meet our short and long-term performance expectations.

This approach reflects the Compensation Committee’s philosophy to align executive pay outcomes directly with performance achievement. However, while incentive program designs are intended to be primarily objective and formulaic, the Committee may also use its discretion to adjust compensation components for Named Executive Officers, as such discretion provides a means of acknowledging non-formulaic considerations such as the context in which certain performance achievement has occurred, the unique experience an individual brings to a role, and other factors the Committee deems relevant.

When reviewing the competitiveness of compensation, the Committee uses both proprietary survey data specific to the technology industry and publicly disclosed peer group compensation data. For the executive compensation program in place during 2014, the Committee used the Radford Global Technology Database to obtain proprietary survey data and publicly available data of similar companies that make up the newly defined Industry Peer Group as listed below:

Alphatec	Hansen Medical, Inc.	SurModics
AtriCure	InVivo	Uroplasty
BIOLASE, Inc.	IRIDEX Corporation	Vascular Solutions Inc.
Cardica	LeMaitre Vascular	Vasomedical Inc.
CryoLife	PhotoMedex, Inc.	Vision-Sciences Inc.
Cutera	Rockwell Medical, Inc.
EnteroMedics Inc.	Solta Medical

Elements of the Compensation Program

The various elements of our executive compensation program, established through the process outlined above, are intended to provide competitive total compensation while aligning the behavior and action of Named Executive Officers with shareholder interests. For each component of Named Executive Officer compensation, the following table summarizes its purpose with respect to our compensation philosophy, and the measurement criteria used by the Committee in its decision making for each component.

Component	Purpose	Measurement Criteria
Base Salary	Competitive base salaries to recruit and retain top talent	Fixed cash compensation based on individual performance, skills and experience, and scope of responsibility
Annual Incentive	Motivate and reward achievement of important short-term goals that are key to generating shareholder value	Performance against annual targets based on revenue and strategic initiatives such as technology and business development projects
Stock-Settled Stock Appreciation Rights	Leverage pay opportunity to motivate the creation of long-term shareholder value; settlement in stock designed to promote share ownership	Focus on stock price appreciation. Awards vest over a 4 year period
Service-Vested Restricted Share Units	Equity award to motivate retention and long term stock price performance	Vesting over 4 years
Performance-Vested Restricted Stock	Equity award to motivate achievement of key financial milestones of our business	Performance against identified milestones. No performance-vested restricted stock awards were made in 2014
Benefits	Standard compensation benefit; Named Executive Officers receive same benefits as other employees, and no special perquisites	Industry and geographic market data

2014 Executive Compensation Program

Base Salary.   As a result of the in-depth market study conducted by the Company’s consultant, in order to ensure the Company remained competitive in the marketplace the following changes were made to the Named Executive Officer’s base salary effective April 1, 2014.

	2014 Base Salary Information
Executive	2013 Annual Salary	2014 Annual Salary
William C. Mills III Chief Executive Officer	$370,922	$475,000
Martin C. Stammer Chief Financial Officer	$200,000	$250,000
Frank J. Cheng Senior Vice President, Marketing & Business Development	$285,000	$295,000
Karen W. Duros Senior Vice President, General Counsel & Secretary	$270,000	$295,000
David A. Giffin Vice President, Human Resources	$200,000	$220,000

Annual Incentive Plan.   The Company’s annual incentive plan, the Management Bonus Plan, is intended to motivate Named Executive Officers to drive the financial performance and strategic initiatives critical to generating shareholder value for the Company. Under this program, each Named Executive Officer receives a target award opportunity, established each year and denominated as a percentage of each officer’s base salary. For each performance component of the plan, if target performance is achieved, each Named Executive Officer’s incentive will be funded at the target level. For performance above or below target, a straight line calculation is made to determine the payout level between threshold and target performance and between target and overachievement performance.

Awards may also be adjusted up or down based on individual performance considerations. However, all individual adjustments are made such that the cumulative incentives delivered under the program still equal the total funding determined based on actual performance achievement against established plan goals. Such individual adjustments for Named Executive Officers are subject to the review and approval of the Compensation Committee. For fiscal year 2014, award opportunities as a percentage of base salary for Named Executive Officers remained unchanged compared to 2013. Mr. Mills’ award opportunity was established at 60% of base salary when he was named CEO. Specific annual opportunities for Named Executive Officers were as follows:

2014 Annual Incentive Opportunity
Executive	Threshold	Target	Overachievement
William C. Mills III Chief Executive Officer	$142,500 30% of base	$285,000 60% of base	$570,000 120% of base
Martin C. Stammer Chief Financial Officer	$62,500 25% of base	$125,000 50% of base	$250,000 100% of base
Frank J. Cheng Senior Vice President, Marketing & Business Development	$73,750 25% of base	$147,500 50% of base	$295,000 100% of base
Karen W. Duros Senior Vice President, General Counsel & Secretary	$59,000 20% of base	$118,000 40% of base	$177,000 60% of base
David A. Giffin Vice President, Human Resources	$44,000 20% of base	$88,000 40% of base	$132,000 60% of base

Additionally, individual awards can be adjusted based on strategic management objectives (MBOs) which vary by Named Executive Officer. The Committee views the ability to reward achievement of qualitative, non-financial goals as an important component of creating pay for performance alignment in our Management Bonus Plan.

In setting objectives for the annual financial and operating metrics under the Management Bonus Plan, the Committee seeks to set attainable targets that drive improvement in the value of the business. In particular, our practice is generally to link target performance to our business plan and other key performance objectives for the year, taking into account the prior years’ performance and the anticipated financial and market circumstances the Company is expected to encounter. Similarly, objectives may be established for strategic initiatives that contribute to growth in shareholder value. These objectives typically are focused on technology and/or business development projects.

The Committee establishes stretch objectives to ensure that incentive payouts are made only based on acceptable performance in a given year. The Committee does, however, retain the ability to exercise its discretion in adjusting total bonus funding.

The Committee determined that the performance targets for 2014 under the Management Bonus Plan should consist of the most critical financial metric and at the same time place greater emphasis on a longer term view for Company success. Thus, the Committee established a revenue goal, as well as internal and external technology and business development performance objectives for the year that were designed to achieve the Company’s long range growth strategies.

The Committee approved a target revenue objective of $38.0 million, along with threshold ($34.2 million) and overachievement ($45.6 million) performance levels. The revenue objective was assigned a weighting of 30%. The Company achieved revenue of $35.0 million in 2014, which was 92% of the revenue performance target yielding a 60% of target payout, resulting in a weighted bonus funding as a percent of target award of 18%.

In addition, the Committee approved several critical technology and business development objectives for 2014 with a combined weighting of 70%. The Committee assessed the Company’s performance against the established technology and business development objectives and determined the Company had achieved a 57% of performance target yielding a weighted bonus funding as a percent of target award of 40%.

These accomplishments resulted in an overall payout of 58% of target award for our Named Executive Officers. As a result, our Named Executive Officers received the following bonus payments:

Executive	Target Award	Actual Payout @ 58%
William C. Mills III Chief Executive Officer	$285,000	$165,300
Martin C. Stammer Chief Financial Officer	$125,000	$72,500
Frank J. Cheng Senior Vice President, Marketing & Business Development	$147,500	$85,550
Karen W. Duros Senior Vice President, General Counsel & Secretary	$118,000	$68,440
David A. Giffin Vice President, Human Resources	$88,000	$51,040

Long-Term Incentive Compensation.    The objective of the Company’s long-term incentive program is to directly align compensation outcomes with returns received by shareholders, build equity ownership within the management team, and motivate the sustainable financial performance that supports stock price growth. Long-term incentive awards are made pursuant to the Company’s 2012 Stock Incentive Plan, which permits grants of cash awards, stock options, stock appreciation rights or stock awards (e.g., restricted stock and RSUs). The Committee throughout the year may also approve awards in connection with employee promotions, employee retention, an individual newly hired to the Company, or for purposes otherwise deemed to be in the best interest of the Company. The timing of these equity award grants is not based on the timing of the release of material, non-public information, nor is such information released for the purpose of affecting the value of executive compensation.

For 2014, in order to provide a balance between executive retention and a focus on stock appreciation, the Committee awarded 50% of the value of the equity incentive component for the Named Executive Officers in stock appreciation rights and 50% in service-vested restricted share units. In March, a grant of service-vested RSUs, vesting 25% on the first anniversary and 25% each of the following three anniversaries, and SARs, vesting 25% on the first anniversary and 2.083% per month thereafter through the fourth anniversary, was made with the intention of emphasizing retention and the criticality of shareholder alignment during this key phase in the Company’s life-cycle.

The Committee therefore approved the following grants to Named Executive Officers during fiscal year 2014:

	February 2014 Long-Term Incentives
Executive	# Stock Appreciation Rights (1)	# Service- Vested RSUs (1)
William C. Mills III Chief Executive Officer	150,000	100,000
Martin C. Stammer Chief Financial Officer	33,000	19,400
Frank J. Cheng Senior Vice President, Marketing & Business Development	12,700	7,400
Karen W. Duros Senior Vice President, General Counsel & Secretary	12,700	7,400
David A. Giffin Vice President, Human Resources	12,700	7,400

(1)	The closing price of our common stock on the NASDAQ Capital Market on the date of the grant of the RSUs and SARs was $4.04.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for our executive officers, including the Named Executive Officers, to be consistent with our philosophy to align executives with shareholders and pay for performance. These guidelines are intended to create a management team of owners, tying Company stock price performance to executive wealth and motivating sustainable long-term business value generation.

The guidelines, denominated as a fixed number of shares, are displayed below:

Executive	Guidelines
President & CEO	100,000 shares
Other Executive Officers	50,000 shares

For purposes of calculating ownership levels against these guidelines, the following types of ownership are counted towards each officer’s guideline:

•	Restricted stock or RSUs that vest based on service (this includes awards that vest based on service and performance criteria, assuming the performance criteria have been met);

•	The in-the-money value of vested, stock-settled SARs, converted into a number of shares at the closing stock price at the time ownership is being measured; and

•	Common stock owned outright or in any Company deferred compensation plan or other program.

Since vested stock-settled SARs could be exercised and converted into shares of stock at any time, we believe it is appropriate that such SARs contribute to executive ownership without obligating the executives to exercise the right to receive the shares.

As of December 31, 2014, the ownership of all Named Executive Officers was at least 100% of each individual’s respective guideline. Our executive officers are expected to achieve the guidelines either within three years of their respective hire date or by August 2015. The following table provides detail on our Named Executive Officers’ ownership as a percent of guideline at our last fiscal year end:

Executive	Ownership as % of Guideline
William C. Mills III Chief Executive Officer	240%
Martin C. Stammer Chief Financial Officer	112%
Frank J. Cheng Senior Vice President, Marketing & Business Development	106%
Karen W. Duros Senior Vice President, General Counsel & Secretary	100%
David A. Giffin Vice President, Human Resources	102%

Other Benefits

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Healthcare and Other Insurance Programs:    All of our employees, including the Named Executive Officers, are eligible to participate in medical, dental, short and long-term disability and life insurance plans. The terms of such benefits for our Named Executive Officers are the same as those for all of our employees.

•

401(k): We offer all eligible employees the opportunity to participate in a 401(k) plan, which provides for matching contributions from the Company on a dollar for dollar basis up to 3% of the employee’s salary during the employee’s period of participation. Matching contributions under the 401(k) plan have been suspended since 2011 due to ongoing efforts to control our cash operating expenses. For the fiscal year 2014, no matching contributions were made.

•

Employee Stock Purchase Plan:    The Company offers an employee stock purchase plan, under which all of our employees, including our Named Executive Officers, who do not own 5% or more of our outstanding common stock, have the opportunity to buy an aggregate for all employees of up to 250,000 shares of Company common stock at 95% of market price with up to 15% of their salaries and incentives (subject to certain limits), with the objective of allowing employees to profit when the value of our stock increases over time.

2015 Executive Compensation Program

For 2015, the Compensation Committee again established a compensation program designed to align executive pay with business performance through performance metrics under the Annual Management Bonus Plan and grants of stock options and service-vested restricted share units.

As in 2014, the Committee chose to use performance targets for the 2015 annual bonus consisting of revenue and technology and business development objectives. The Committee changed the weighting for the revenue target and for the technology/business development targets from 30% to 40% and from 70% to 60%, respectively. In addition, the Committee adjusted based salaries for the Named Executive Officers based on competitive market data.

Policy on Recoupment of Incentive Compensation

In December 2010, the Compensation Committee of the Board approved the following policy on recoupment of incentive compensation.

In the event of a material restatement of financial results of the Company (other than a restatement required by a change of GAAP or accounting standards) due to fraud, gross negligence or willful misconduct on the part of any Senior Executive (as defined below) or any key employee, the Independent Directors will review all incentive compensation awarded to or earned based on the Company’s financial results, during the three fiscal years prior to the filing of the restated financial results, by each of the Senior Executives and any key employees involved in the fraud, gross negligence or willful misconduct. For this purpose, a financial statement or financial performance metric will be treated as materially inaccurate with respect to any Senior Executive or key employee who knowingly engaged in providing inaccurate information or knowingly failed to timely correct information relating to those financial statements or financial performance metrics.

The incentive compensation to be reviewed will include all incentive compensation based on financial results, including annual cash incentive bonus awards and all forms of equity-based compensation. If, in the view of the Independent Directors, the incentive compensation would have been lower if it had been based on the restated results, the Independent Directors may, upon consideration of all factors deemed relevant by the Independent Directors, and to the extent permitted by applicable law, seek recoupment from the Senior Executives, and any key employee whose acts or omissions contributed to the fraud, gross negligence or intentional misconduct, of any portion of such incentive compensation as it deems appropriate.

Any recoupment under this Policy may be in addition to any other remedies that may be available to the Company under applicable law, including disciplinary actions up to and including termination of employment.

The Board intends to incorporate the provisions of this Policy in future incentive plan documents, award agreements and employee agreements.

For purposes of this Policy, “Senior Executives” mean the Company’s executive officers (as defined under the Securities and Exchange Act of 1934, as amended).

Federal Income Tax Considerations

The Committee’s policy is to establish and maintain a compensation program that maximizes the creation of long-term shareholder value. Section 162(m) of the Internal Revenue Code places a $1.0 million annual limit on the compensation deductible by the Company that is paid to certain executive officers. The limit, however, does not apply to “performance-based compensation.” It is intended that equity awards such as stock-settled stock appreciation rights under the Company’s 2012 Stock Incentive Plan generally will satisfy the requirements for performance-based compensation under Section 162(m). Service-vested equity awards, such as restricted share units, generally will not satisfy the requirements for performance-based compensation. In addition, annual incentive awards historically have not been structured to satisfy the requirements for performance-based compensation. The Committee considers it important to retain flexibility to design compensation programs that are in the best interest of the Company and the shareholders; therefore, the Committee retains the discretion to grant non-performance-based equity awards and approve payments that are not deductible under Section 162(m) where it deems appropriate. In 2014, non-performance based compensation payable to the Named Executive Officers did not exceed $1.0 million for any individual.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors.

Fred A. Middleton, Chairman

Robert J. Messey

Euan S. Thomson

The Compensation Committee report and the report of the Audit Committee below will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate by reference the Compensation Committee report or the Audit Committee report, and will not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

Mr. Middleton served as a member of our Compensation Committee during our last fiscal year and as our president from December 1996 through June 1997. Otherwise, none of our Compensation Committee members and none of our executive officers have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

Summary Compensation Table

The following table summarizes the total compensation paid to the following executive officers (our “Named Executive Officers”) for fiscal years 2012, 2013 and 2014. For more information about the components of the total compensation, refer to the “Compensation Discussion and Analysis” section of this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Totals ($)
William C. Mills III (6)	2014	462,346	200,000	404,000	553,500	165,300	3,103	1,788,249
Chief Executive Officer	2013	370,922	-	171,800	-	-	-	542,722
Martin C. Stammer (7)	2014	237,500	100,000	78,376	121,770	172,500	1,561	711,707
Chief Financial Officer	2013	192,500	-	87,150	-	18,761	1,349	299,760
Frank J. Cheng	2014	292,500	142,500	29,896	46,863	228,050	1,798	741,607
Senior Vice President, Marketing and Business Development	2013	285,000	-	62,250	-	17,813	1,766	366,829
	2012	265,500	-	92,650	-	39,244	1,682	399,076
Karen W. Duros	2014	288,750	135,000	29,896	46,863	203,440	1,782	705,731
Senior Vice President, General Counsel & Secretary	2013	270,000	-	62,250	-	13,500	1,701	347,451
	2012	243,000	-	71,805	-	39,100	1,617	355,522
David A. Giffin	2014	215,000	100,000	29,896	46,863	151,040	1,465	544,264
Vice President, Human Resources	2013	200,000	-	62,250	-	10,000	1,400	273,650
	2012	180,000	-	71,805	-	27,926	1,280	281,011

(1)	The bonus paid to Mr. Mills was awarded by the Board in recognition of his achievements as interim CEO. For the Named Executive Officers other than Mr. Mills, amounts represent the service-vested portion of their retention bonuses pursuant to their respective retention agreements with respect to the continued employment of the Named Executive Officer through March 31, 2014.

(2)	Amounts reported reflect the aggregate grant date fair value of awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. These awards consist of grants of common stock, restricted shares and restricted share units. See Note 11 of the notes to our consolidated financial statements contained in our 2014 Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the ASC 718, Compensation-Stock Compensation values of our equity awards. These amounts reflect the aggregate grant date fair value for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers.

(3)	These amounts represent the aggregate grant date fair value of stock options and stock appreciation rights granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. See Note 11 of the notes to our consolidated financial statements contained in our 2014 Annual Report on Form 10-K for a discussion of all assumptions made by us in determining the grant date fair values of our equity awards. These amounts reflect the aggregate grant date fair value for these awards and do not correspond to the actual value that will be recognized by the Named Executive Officers. All outstanding stock options and stock appreciation rights had no intrinsic value on December 31, 2014.

(4)	These amounts include: (i) cash awards earned during the respective fiscal year under the applicable annual incentive programs, irrespective of the year in which they were actually paid, and (ii) for the Named Executive Officers other than Mr. Mills, the performance-based portion of their retention bonuses pursuant to their respective retention agreements, which was based on the achievement of individual performance objectives as well as continued employment of the Named Executive Officer through March 31, 2014.

(5)	All Other Compensation includes the payment of group term life insurance premiums, and for Mr. Mills, premiums for a medical insurance policy.

(6)	Mr. Mills was named Chief Executive Officer effective February 12, 2014, after serving as interim Chief Executive Officer since April 13, 2013. Amounts shown represent the total compensation paid to him, including his compensation as a director during the period in which he served as the interim Chief Executive Officer, as he was not an employee of the Company until February 12, 2014.

(7)	Mr. Stammer became Chief Financial Officer of the Company effective April 23, 2013, after serving as interim Chief Financial Officer and assuming the duties of principal financial officer as of February 28, 2013.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to plan-based awards granted to each of our Named Executive Officers during the fiscal year ended December 31, 2014.

Named Executive Officer	Grant Date for Equity- Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)
William C. Mills III	03/27/14	$142,500	$285,000	$475,000	100,000	150,000	4.04	957,500
Martin C. Stammer	03/27/14	$62,500	$125,000	$250,000	19,400	33,000	4.04	200,146
Frank J. Cheng	03/27/14	$73,750	$147,500	$295,000	7,400	12,700	4.04	76,759
Karen W. Duros	03/27/14	$59,000	$118,000	$177,000	7,400	12,700	4.04	76,759
David A. Giffin	03/27/14	$44,000	$88,000	$132,000	7,400	12,700	4.04	76,759

(1)	Constitutes awards that could have been earned under the 2014 annual bonus program. Refer to “Compensation Discussion and Analysis” for additional information regarding cash payouts to Named Executive Officers.

(2)	All Other Stock constitutes service-vested restricted share units issued in 2014 under the 2012 Stock Incentive Plan, which will vest over a four year period in equal installments of 25%, each occurring on the anniversary of the grant date.

(3)	Amounts represent stock appreciation rights granted in 2014 under the 2012 Stock Incentive Plan, which will vest 25% one year after the date of the grant and the remaining 75% ratably per month over the next three years.

(4)	Exercise prices are equal to the closing prices of our stock on the respective dates of grant.

(5)	Includes the full grant date fair value of options, stock appreciation rights, restricted stock awards or restricted share units, computed in accordance with ASC 718, Compensation-Stock Compensation, applying the same valuation model and assumptions applied for financial reporting purposes. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award vesting schedule. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be recognized by the Named Executive Officers.

Outstanding Equity Awards At Fiscal Year-End

The following table discloses information regarding outstanding awards under the Company’s 2002 Stock Incentive Plan, as amended, and 2012 Stock Incentive Plan, as amended, as of December 31, 2014.

		Option Awards				Stock Awards
Named Executive Officer	Date of Award	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
William C. Mills III (4)	06/16/05	1,500	-	78.00	06/15/15
	05/25/06	1,500	-	99.00	05/24/16
	05/24/07	1,500	-	116.40	05/23/17
	05/29/08	2,250	-	54.90	05/28/18
	06/10/09	2,250	-	43.90	06/09/19
	05/26/10	2,250	-	36.20	05/26/20
	05/24/11	1,575	-	32.30	05/23/21
	04/13/13					48,000	71,040
	03/27/14					100,000	148,000
	03/27/14		150,000	4.04	03/27/24
Martin C. Stammer	07/09/10	500	-	32.00	07/09/15
	02/15/11	651	49	35.20	02/15/21
	08/22/12					3,750	5,550
	03/05/13					21,000	31,080
	03/27/14					19,400	28,712
	03/27/14		33,000	4.04	03/27/24
Frank J. Cheng	04/19/10	4,500	-	48.60	04/20/15
	06/15/10	9,000	-	36.50	06/16/15
	02/15/11	9,026	424	35.20	02/15/21
	08/22/12					12,500	18,500
	03/05/13					15,000	22,200
	03/27/14					7,400	10,952
	03/27/14		12,700	4.04	03/27/24
Karen W. Duros	10/04/10	10,000	-	40.20	10/03/15
	02/15/11	6,029	271	35.20	02/15/21
	08/22/12					11,250	16,650
	03/05/13					15,000	22,200
	03/27/14					7,400	10,952
	03/27/14		12,700	4.04	03/27/24
David A. Giffin	02/17/10	5,000	-	46.70	02/17/15
	02/15/11	6,029	271	35.20	02/15/21
	08/22/12					11,250	16,650
	03/05/13					15,000	22,200
	03/27/14					7,400	10,952
	03/27/14		12,700	4.04	03/27/24

(1)	The amounts appearing in this column represent the total number of options and stock appreciation rights (SARs) that have not vested as of December 31, 2014. Options and SARs granted to the Named Executive Officers, vest at the rate of 25% one year from the date of grant, and monthly thereafter, over 36 additional months.

(2)	The amounts appearing in this column represent the total number of service-vested restricted share units granted under our 2012 Stock Incentive Plan. The restricted share units granted in 2012 and 2014 vest at the rate of 25% annually beginning with the one-year anniversary of the date of grant. The restricted share units granted in 2013 vest at the rate of 40% on the one-year anniversary of the date of grant, and 20% annually thereafter, over 3 additional years.

(3)	Based on the closing price of $1.48 for the shares of our common stock on December 31, 2014.

(4)	Mr. Mills was appointed as the Company’s Chief Executive Officer effective February 12, 2014. All equity awards prior to 2014 reflected in this table were granted to him as a director.

Option Exercises and Stock Vested

The following table discloses information about restricted share units that vested for our Named Executive Officers during the fiscal year ended December 31, 2014. No options or stock appreciation rights were exercised by any of our Named Executive Officers during fiscal year 2014.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)		Value realized on vesting ($)
William C. Mills III	-	-	32,000 20,000	(1) (2)	117,760 68,200
Martin C. Stammer	-	-	14,000 1,875	(3) (4)	70,000 5,288
Frank J. Cheng	-	-	10,000 6,250	(3) (4)	50,000 17,625
Karen W. Duros	-	-	10,000 5,625	(3) (4)	50,000 15,863
David A. Giffin	-	-	10,000 5,625	(3) (4)	50,000 15,863

(1)	Reflects the vesting of 40% of restricted share units granted on April 13, 2013 in connection with Mr. Mills’ appointment as interim Chief Executive Officer. The fair value of the shares on the vesting date was $3.68 per share.

(2)	Reflects the vesting on June 5, 2014, of restricted share units granted to Mr. Mills on June 5, 2013, having a fair value of $3.41 on the vesting date.

(3)	Reflects the vesting of 40% of restricted share units granted on March 5, 2013, having a fair value of $5.00 on the vesting date.

(4)	Reflects the vesting of 25% of restricted share units granted on August 22, 2012, having a fair value of $2.82 on the vesting date.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses information as of December 31, 2014, regarding securities to be issued upon the exercise of outstanding options, warrants and rights under equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders	1,184,897	$17.21	1,995,140
Equity compensation plans not approved by shareholders
Total	1,184,897	$17.21	1,995,140

(1)	Shares issuable upon vesting of restricted share units are not included in the weighted average computation.

(2)	Includes 697,751 restricted share units covered by outstanding awards that have not yet vested and are subject to forfeiture. In the event of forfeiture, such shares will be available for issuance under the 2012 Stock Incentive Plan.

Potential Payments upon Termination or Change of Control

The award agreements under our 2002 Stock Incentive Plan and 2012 Stock Incentive Plan provide for the acceleration of certain equity awards in the event of termination of the employee’s employment due to a change of control of the Company. The provisions under the award agreements are generally applicable to awards granted to all participants in the Plan, including the Named Executive Officers. We have described those provisions generally below. Additionally, under the stock incentive plans, in the event of a change of control of the Company, the Compensation Committee has discretion to provide for termination of awards in exchange for cash payments or the issuance of substitute awards. Benefits or payments under other plans and arrangements that are generally available to the Company’s employees on similar terms are not described.

In addition, we have entered into employment agreements with our Named Executive Officers that provide for a continuation of certain post-employment benefits, to the extent permitted under the applicable employment benefit plan(s). Each of the employment agreements provides for payments at, following, or in connection with a variety of circumstances following the Named Executive Officer’s termination of employment or in the event of a change of control of the Company.

Following the description of the Named Executive Officers’ agreements, we have quantified, in tabular format, the potential payments and benefits upon termination without cause or due to a change of control of the Company for each of the Named Executive Officers, assuming the triggering event took place on December 31, 2014, and, if applicable, based on our closing stock price of $1.48 on that date. In calculating the value of acceleration of equity awards, the value of unvested options and SARs equals $1.48 per share minus the exercise price for all such options or SARs and the value of the restricted shares and restricted share units equals $1.48 per share multiplied by the number of unvested restricted shares or restricted share units, as applicable.

Provisions of awards under the Stock Incentive Plans

If a Named Executive Officer’s employment is terminated on or within one year after a change of control (or in the case of restricted stock, restricted stock units or SARs, the employee leaves for good reason, as defined in the agreement), the award agreements for such restricted stock, restricted stock units, and SARs under the 2002 Stock Incentive Plan and 2012 Stock Incentive Plan provide as follows: (1) all unvested SARs will vest immediately and all unexercised SARs can be exercised for their remaining terms; and (2) all outstanding restricted stock and restricted stock units vest immediately and become non-forfeitable. Under the terms of award applicable to the restricted share units granted in 2013 to Mr. Mills as a director, if his service as a director terminates as a result of a change of control, all of such outstanding restricted share units will become vested.

The awards do not generally accelerate in connection with the retirement, resignation or other termination of employment (i.e., voluntary termination, termination for cause or involuntary termination) of any of the participants. In addition, none of the equity awards under the 2002 Stock Incentive Plan or 2012 Stock Incentive Plan accelerate in the event of termination by death or disability, although SARs and options could be exercised for specified periods following such termination events.

Employment Agreements and Quantification of Payments upon Termination or Change of Control

If a Named Executive Officer is terminated by the Company without cause, the Named Executive Officer will receive his or her monthly base salary as of the date of termination for 12 months following the date of termination. The officer also will receive continuation of medical and dental benefits and life and disability insurance benefits (subject to any requirement for employee premium contributions) for 12 months, except that such benefits will terminate upon receipt of comparable benefits from another employer. In the event of termination by the Company without cause, the salary continuation payments will be offset by the amount of any compensation the officer receives during the severance period from the Company, any other employer or as an independent contractor.

In the event of a termination of a Named Executive Officer during the period commencing six months prior to a change of control of the Company and ending two years after a change of control (or one year, in Mr. Mills’ case), or if the officer separates from service for good reason, as defined in the employment agreement, within two years (or one year, in Mr. Mills’ case) after a change of control of the Company, then the officer will be entitled to a lump sum payment equal to the officer’s annual base salary (or in Mr. Mills’ case, two times his annual base salary) at a rate equal to the greater of the rate in effect immediately before the officer’s separation or the rate in effect immediately before the change of control. In addition the officer will receive continued medical and dental coverage under the Company’s benefit plans pursuant to COBRA for up to one year (two years in Mr. Mills’ case) following the officer’s separation from service at the Company’s cost, and continued life and disability insurance benefits, also at the Company’s cost. All outstanding unvested awards under the 2002 Stock Incentive Plan and the 2012 Stock Incentive Plan will become fully vested.

Based on a hypothetical termination date of December 31, 2014, the severance benefits for the Named Executive Officers would have been as follows:

Named Executive Officer	Termination without Cause ($)(1)	Involuntary termination due to change of control ($)(2)
William C. Mills III (3)	$494,048	$1,218,751
Martin C. Stammer (4)	$257,761	$324,759
Frank J. Cheng (5)	$313,691	$371,151
Karen W. Duros (6)	$313,691	$369,301
David A. Giffin (7)	$234,070	$287,736

(1)	These amounts reflect cash severance payments and the value of extended medical and dental benefits and life and disability insurance. The value of extended medical and dental benefits and life and disability insurance (“Benefits”) was determined based on the annual cost of the Company’s contribution for employees’ medical and dental benefits and the full annual cost of life and disability insurance.

(2)	These amounts reflect cash severance payments; the value of extended medical and dental benefits and life and disability insurance; the value of accelerated vesting of service-vested restricted share units (RSUs) calculated based on the closing price of $1.48 for shares of our common stock on December 31, 2014. No value is included based on accelerated vesting of stock options or SARs because all of the stock options and SARs held by the officers had no intrinsic value on December 31, 2014. The value of extended Benefits was determined based on the full annual cost of COBRA benefits and life and disability insurance.

(3)	These amounts include $475,000 of cash severance and $19,048 of extended Benefits in the event of termination without cause; and $950,000 of cash severance, $49,711 of extended Benefits, and $219,040 for accelerated vesting of RSUs in the event of a termination due to a change of control.

(4)	These amounts include $250,000 of cash severance and $7,761 of extended Benefits in the event of a termination without cause; and $250,000 of cash severance, $9,417 of extended Benefits, and $65,342 for accelerated vesting of RSUs in the event of a termination due to a change of control.

(5)	These amounts include $295,000 of cash severance and $18,691 of extended Benefits in the event of a termination without cause; and $295,000 of cash severance, $24,499 of extended Benefits, and $51,652 for accelerated vesting of RSUs in the event of a termination due to a change of control.

(6)	These amounts include $295,000 of cash severance and $18,691 of extended Benefits in the event of a termination without cause; and $295,000 of cash severance, $24,499 of extended Benefits, and $49,802 for accelerated vesting of RSUs in the event of a termination due to a change of control.

(7)	These amounts include $220,000 of cash severance and $14,070 of extended Benefits in the event of a termination without cause; and $220,000 of cash severance, $17,934 of extended Benefits, and $49,802 for accelerated vesting of RSUs in the event of a termination due to a change of control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 31, 2015 by:

•	each person known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

There were 20,907,823 shares of common stock outstanding as of March 31, 2015. Unless otherwise indicated, the table below includes the number of shares underlying options and warrants that are currently exercisable or exercisable within 60 days of March 31, 2015 and the number of shares represented by restricted share units that may become vested within 60 days of March 31, 2015. Such shares are considered outstanding and beneficially owned by the person holding the options, warrants, or restricted share units for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, where applicable, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Stereotaxis, Inc., 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108.

Name and Address of Beneficial Owner of Common Stock	Number of shares of Common Stock beneficially owned	Percentage of shares of Common Stock beneficially owned
Five percent shareholders
Alafi Capital Company LLC (1) 9 Commodore Drive, Suite 405 Emeryville, CA 94608	2,118,113	9.73%
Entities affiliated with Sanderling Ventures (2) 400 S. El Camino Real, Suite 1200 San Mateo, CA 94402	1,636,302	7.78%
DAFNA Capital Management, LLC (3) 1099 Wilshire Boulevard, Suite 1400 Los Angeles, CA 90024	1,374,975	6.58%
Directors and Named Executive Officers
Fred A. Middleton (4)	1,691,713	8.04%
David W. Benfer (5)	44,640	*
Joseph D. Keegan, Ph.D. (6)	25,643	*
Robert J. Messey (7)	37,653	*
William C. Mills III (8)	174,869	*
Eric N. Prystowsky, M.D. (9)	30,393	*
Euan S. Thomson, Ph.D. (10)	30,000	*
Martin C. Stammer (11)	29,339	*
Frank J. Cheng (12)	44,523	*
Karen W. Duros (13)	40,778	*
David A. Giffin (14)	31,824	*
All directors and executive officers as a group (11 persons)	2,181,375	10.29%

* Indicates ownership of less than 1%

(1)	Includes 1,266,628 shares held by and 851,485 shares issuable under warrants held by Alafi Capital Company LLC (“Alafi Capital”). Christopher Alafi and Moshe Alafi are the managing partners of Alafi Capital and have full voting and investment power with respect to the shares owned by Alafi Capital. All information regarding ownership of Alafi Capital and its affiliates is based on a Schedule 13D filed by Alafi Capital on March 18, 2009, all Form 4 reports filed by Christopher Alafi to date, and the Company’s records.

(2)	Includes: (a) 82 shares held by Sanderling Ventures Management V; (b) 5,335 shares held by and 1,446 shares issuable under warrants held by Sanderling VI Beteiligungs GmbH & Co. KG; (c) 6,358 shares held by and 1,722 shares issuable under warrants held by Sanderling VI Limited Partnership; (d) 40,673 shares held by Sanderling Ventures Management VI; (e) 53,275 shares held by Sanderling IV Biomedical Co-Investment Fund, L.P.; (f) 22,451 shares held by Sanderling Venture Partners IV Co-Investment Fund, L.P.; (g) 67,790 shares held by Sanderling Venture Partners V Co-Investment Fund, L.P.; (h) 11,097 shares held by Sanderling V Beteiligungs GmbH & Co. KG; (i) 11,956 shares held by Sanderling V Limited Partnership; (j) 39,716 shares held by Sanderling V Biomedical Co-Investment Fund, L.P.; (k) 1,500 shares held by Sanderling Management, LLC 401(k) Plan; and (l) 1,256,402 shares held by and 116,499 shares issuable under warrants held by Sanderling Venture Partners VI Co-Investment Fund, L.P.

Middleton-McNeil Associates IV, LLC is the general partner of Sanderling IV Biomedical Co-Investment Fund, L.P. and has voting and dispositive authority over the shares owned by Sanderling IV Biomedical Co-Investment Fund, L.P. Middleton-McNeil Associates IV, LLC is managed by its members, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton-McNeil Associates IV, L.P. is the general partner of Sanderling Venture Partners IV Co-Investment Fund, L.P. and has voting and dispositive power over the shares owned by Sanderling Venture Partners IV Co-Investment Fund, L.P. Middleton-McNeil Associates IV, L.P. is managed by its general partners, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton, McNeil & Mills Associates V, LLC is the Investment General Partner of Sanderling V Limited Partnership and Sanderling V Beteiligungs GmbH & Co. KG and the General Partner of Sanderling V Biomedical Co-Investment Fund, L.P. and Sanderling Venture Partners V Co-Investment Fund, L.P. and has voting and dispositive authority over the shares owned by such entities. Middleton, McNeil & Mills Associates V, LLC is managed by its managing directors, Fred A. Middleton and Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Sanderling Ventures Management V is managed by Fred A. Middleton and Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger, the individuals who have invested under the d/b/a Sanderling Ventures Management V, which individuals have voting and dispositive power over the shares owned by Sanderling Ventures Management V. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein. Sanderling Ventures Management VI is managed by Fred A. Middleton, Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger, the individuals who have invested under the d/b/a Sanderling Ventures Management VI, which individuals have voting and dispositive power over the shares owned by Sanderling Ventures Management VI. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton, McNeil, Mills & Associates, VI, LLC is the Investment General Partner of Sanderling Venture Partners VI Co-Investment Fund, L.P., Sanderling VI Beteiligungs GmbH & Co. KG and Sanderling VI Limited Partnership and has voting and dispositive power over the shares owned by such entity. Sanderling Venture Partners VI Co-Investment Fund, L.P. is managed by its managing directors, Fred A. Middleton, Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

All information regarding ownership of Sanderling Ventures and its affiliates is based on a Schedule 13D filed by Sanderling Ventures on March 18, 2009, and all Form 4 reports filed by Mr. Middleton to date.

(3)	Based on the Company’s records and a Schedule 13G filed on February 13, 2015 by DAFNA Capital Management, LLC, in its capacity as investment adviser to DAFNA LifeScience Ltd., DAFNA LifeScience Market Neutral Ltd., and DAFNA LifeScience Select Ltd. (collectively, the “Funds”), each of which entities is a Cayman Islands exempted company. In such capacity, DAFNA Capital Management, LLC may be deemed to be the beneficial owner of the shares of our common stock owned by the Funds, as in its capacity as investment adviser it has the power to dispose, direct the disposition of, and vote our shares owned by the Funds. Nathan Fischel and Fariba Ghodsian are part-owners of DAFNA Capital Management and managing members. As controlling persons of DAFNA Capital Management, they may be deemed to beneficially own the shares of our common stock owned by the Funds. Pursuant to Rule 13d-4, Drs. Fischel and Ghodsian disclaim beneficial ownership of the securities owned by the Funds. This amount excludes an aggregate of 1,041,357 shares of common stock issuable upon conversion of various exchange warrants held by the Funds, after giving effect to a “blocker provision” in such exchange warrants under which the holder thereof does not have the right to exercise such exchange warrants to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, or any of its affiliates, of more than 4.99% of our common stock then outstanding.

(4)	Includes 1,516,635 shares held by and 119,667 additional shares issuable under warrants held by the entities affiliated with Sanderling Ventures, described above. Mr. Middleton disclaims beneficial ownership of the shares and warrants held by the entities affiliated with Sanderling Ventures, as described above. Also includes options to purchase 20,050 shares of common stock.

(5)	Includes options to purchase 9,650 shares of common stock. Includes 2,700 shares of common stock held by Mr. Benfer’s spouse.

(6)	Includes options to purchase 4,050 shares of common stock.

(7)	Includes options to purchase 12,425 shares of common stock.

(8)	Includes options to purchase 56,575 shares of common stock, and 9,656 unvested restricted share units.

(9)	Includes options to purchase 7,800 shares of common stock.

(10)	Does not possess options to purchase shares of common stock.

(11)	Includes options to purchase 10,125 shares of common stock.

(12)	Includes options to purchase 22,154 shares of common stock.

(13)	Includes options to purchase 20,004 shares of common stock.

(14)	Includes options to purchase 10,004 shares of common stock.

REPORT OF AUDIT COMMITTEE

Three non-employee directors comprise the Audit Committee. All are independent as defined in Nasdaq Rule 5605(a)(2) and Rule 10-A-3(b)(1) of the Securities Exchange Act of 1934. The Board has adopted a written charter for the Audit Committee, which is posted on our website at www.stereotaxis.com, Investors, Governance.

The Audit Committee assists the Board in providing oversight of our accounting and financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including our systems of internal control. Our independent registered public accountants are responsible for performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances. In addition, the Company engages another accounting firm for assistance with internal audit services.

The Audit Committee reviews with management the Company’s major financial risk exposures and the steps management has taken to monitor, mitigate and control such exposures. Management has the responsibility for the implementation of these activities. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the Annual Report on Form 10-K for the year ended December 31, 2014 with management, including a discussion of the quality and the acceptability of our financial reporting practices and the internal controls over financial reporting.

The Committee reviewed with the independent registered public accounting firm its judgments as to the quality and the acceptability of our financial reporting and such other matters as are required to be discussed with the Committee under auditing standards of the Public Company Accounting Oversight Board (PCAOB). In addition, the Committee discussed with the independent registered public accountants, the firm’s independence from management and the Company, including the matters in the accountants’ written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence.

Our independent registered public accountants did not provide any non-audit services to us during 2014.

The Committee also discussed with the Company’s internal audit service provider and the independent registered public accounting firm in advance the overall scope and plans for their respective audits. The Committee meets regularly with the internal audit service provider and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC. The Committee has appointed Ernst & Young LLP as the Company’s independent registered public accountants for fiscal year 2015.

Submitted by the Audit Committee of the Board of Directors.

Robert J. Messey, Chair

David W. Benfer

Joseph D. Keegan

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Our Audit Committee, pursuant to its charter, has appointed Ernst & Young LLP as the Company’s independent registered public accountants to examine the financial statements of the Company for our 2015 fiscal year.

While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit Committee and our Board are requesting, as a matter of policy, that the shareholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for 2015. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareholders do not ratify the appointment, the Audit Committee may investigate the reasons for shareholder rejection and may consider whether to retain Ernst & Young LLP or to appoint another firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

A formal statement by representatives of Ernst & Young LLP is not planned for the Annual Meeting. However, Ernst & Young LLP representatives are expected to be present at the meeting and available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2014 Annual Meeting of Shareholders, approximately 94% of the votes cast were in support of the Company’s executive compensation program. Pursuant to Section 14A of the Exchange Act, our Board of Directors is again submitting a non-binding shareholder vote on our executive compensation as described in this proxy statement (commonly referred to as “say-on-pay”). We currently plan to hold this vote annually, and the next such vote will be held at our 2016 Annual Meeting of Shareholders.

While this vote is advisory and not binding on our Company, it will provide information to our Compensation Committee regarding shareholders’ sentiment about our executive compensation philosophy and practices, which the Committee will be able to consider when determining executive compensation in the future.

As you consider how to cast your vote, we encourage you to review the “Compensation Discussion & Analysis” section of this proxy statement as well as the executive compensation tables and related narratives. As described in those sections, the primary goals of our executive compensation program are to attract, retain and motivate highly qualified executives and to align their interests with those of our shareholders. Our program, consisting of a mix of base salary, annual cash bonus, and equity awards, is designed to reflect a balance between short-term and long-term goals to create value for our shareholders.

The Board strongly endorses the Company’s executive compensation program and recommends that the shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as described in this proxy statement under “Executive Compensation”, including the “Compensation Discussion and Analysis” and the tabular and narrative disclosure contained in this proxy statement.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The table below shows the fees charged by Ernst & Young LLP, our independent registered public accountants, for professional services for fiscal year 2013 and an estimate of the fees we expect to be billed by Ernst & Young LLP for professional services for fiscal year 2014:

	Amount Billed for Fiscal Year
Description of Professional Service	2013 $	2014 $
Audit Fees – professional services rendered for the audit of our annual financial statements and review of financial statements included in our Form 10-Q or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.	488,670	453,000
Audit-Related Fees – assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of financial statements and are not reported as “Audit Fees.”	-	-
Tax Fees – professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.	-	-
All Other Fees	-	-
Total Ernst & Young LLP Fees	488,670	453,000

Pre-Approval Policy

As described in the Audit Committee charter, it is the Audit Committee’s policy and procedure to review and consider and ultimately pre-approve, where appropriate, all audit and non-audit engagement services to be performed by our independent registered public accountants. All of the audit services provided by Ernst & Young LLP during fiscal year 2014 were pre-approved in accordance with the Audit Committee’s policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We review all relationships and transactions in which the Company and our directors, executive officers or their immediate family members participate to determine whether such persons have a direct or indirect material interest in such transactions or relationships. In addition, our Code of Ethics and Business Conduct generally prohibits our officers, directors and employees from engaging in activities that involve, or even appear to involve, a conflict between their personal interest and the interests of the Company. Our Code of Ethics and Business Conduct encourages our employees to report to us an actual or apparent conflict of interest.

Our Board of Directors or the Audit Committee, in either case, with any directors involved in the relevant transaction recusing themselves from the discussion and decision, reviews all related party transactions involving the Company and any of the Company’s principal shareholders or members of our board of directors or senior management or any immediate family member of any of the foregoing. A general statement of this policy is set forth in our audit committee charter, which is published on our website at www.stereotaxis.com, Investors, Governance. However, the Board does not have detailed written policies and procedures for reviewing related party transactions. Rather, all facts and circumstances surrounding each related party transaction may be considered.

Note and Warrant Purchase Agreement.    The Company entered into a certain Note and Warrant Purchase Agreement, effective as of February 7, 2008, as amended, with Alafi Capital Company and certain affiliates of Sanderling Venture Partners (collectively, the “Lenders”), under which the Lenders committed to provide an aggregate of $10 million on an unsecured basis in either direct loans to the Company or loan guarantees to Silicon Valley Bank, our primary bank lender, through May 7, 2012. As of that date, the Lenders’ obligation to provide either direct loans to us or guarantee our loan commitments with Silicon Valley Bank was decreased to an aggregate of $3 million. Sanderling Venture Partners is an affiliate of Fred A. Middleton, who is a director of the Company. Alafi Capital Company is an affiliate of Christopher Alafi, a former director of the Company. Pursuant to the Note and Warrant Purchase Agreement, as amended, we issued five-year warrants to the Lenders to purchase shares of our common stock. As of December 31, 2012, pursuant to the Note and Warrant Purchase Agreement, the Lenders held outstanding warrants to purchase 732,875 shares of our common stock at exercise prices ranging from $3.36 to $69.90.

Effective March 29, 2013, we executed the Seventh Amendment to the Note and Warrant Purchase Agreement with the Lenders, in connection with the extension of our loan commitments with Silicon Valley Bank through June 30, 2013. We issued five-year warrants to purchase an aggregate of 113,636 shares of our common stock at an exercise price of $1.98 per share to the Lenders. The exercise price was equal to the closing bid price on March 28, 2013, the trading day immediately prior to the date of the amendment.

Effective June 28, 2013, we executed the Eighth Amendment to the Note and Warrant Purchase Agreement with the Lenders, in connection with the extension of our loan commitments with Silicon Valley Bank through July 31, 2013. We issued five-year warrants to purchase an aggregate of 48,387 shares of our common stock, at an exercise price of $1.55 per share to the Lenders. The exercise price was equal to the closing bid price on June 27, 2013, the trading day immediate prior to the date of the amendment.

Effective July 31, 2013, the Lenders extended their loan guarantees to Silicon Valley Bank through August 31, 2013. We issued five-year warrants to purchase an aggregate of 14,313 shares of our common stock, at an exercise price of $5.24 per share to the Lenders. The exercise price was equal to the closing bid price on July 30, 2013, the trading day immediately prior to the date of the amendment.

On August 30, 2013, the Company and Silicon Valley Bank agreed to the elimination of the $3.0 million sublimit of the revolving credit line guaranteed by the Lenders and the guarantees by the Lenders in favor of the Bank were released.

Prior to May 7, 2012, the obligations under the $10 million loan or guarantee commitment, and the number of warrants granted under each of the amendments were split evenly between Alafi Capital Company and certain affiliates of Sanderling Venture Partners. Under the Sixth Amendment to the Note and Warrant Purchase Agreement dated as of May 7, 2012, and each subsequent amendment, the loan obligation or guarantee commitment of Alafi Capital Company was $1.0 million, and that of certain affiliates of Sanderling Ventures Partners was $2.0 million, and the warrants were granted on a proportionate basis. Each of these transactions was reviewed and approved by non-interested directors at a meeting of the Board of Directors, at which Mr. Middleton was recused from the discussions and vote, or by the Audit Committee. Mr. Middleton was not a member of the Audit Committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires all Company executive officers, directors and persons owning more than 10% of any registered class of our capital stock to file reports of ownership and changes in ownership with the SEC. Based solely on the reports received by us and on written representations from our directors and executive officers, we believe that all such persons timely filed such reports during the last fiscal year, except that one report for each of Messrs. Cheng, Giffin, Stammer and Ms. Duros to report the forfeiture of performance-based restricted stock on March 27, 2014, was filed on April 8, 2014.

GENERAL INFORMATION

SHAREHOLDER PROPOSALS

Proposals Included In Proxy Statement

Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company’s 2016 Annual Meeting and that shareholders desire to have included in the Company’s proxy materials relating to such meeting must be received by the Company at its principal executive offices no later than December 19, 2015, which is 120 calendar days prior to the anniversary of April 17, 2015, the release date of this proxy statement relating to the 2015 Annual Meeting. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in the Proxy Statement

Our bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely notice in writing. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders, i.e., not earlier than February 3, 2016, and not later than March 4, 2016, for the 2016 Annual Meeting. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to shareholders or made public, whichever first occurs. Our restated bylaws specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

Any shareholder wishing to submit a candidate for election to our Board of Directors should follow the procedures outlined in “Director Nominations.” For all other proposals, as to each matter of business proposed, the shareholder should send the following information to the Corporate Secretary, Stereotaxis, Inc., 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108:

•	A brief description of the business desired to be brought before the meeting and the reasons for conducting such business;

•	The text of the business (including the text of any resolutions proposed and the language of any proposed amendment to our charter documents);

•	The name and address, as they appear in our shareholder records, of the shareholder(s) proposing such business;

•	The class and number of shares of the stock which are beneficially owned by the proposing shareholder(s);

•	Any material interest of the proposing shareholder(s) in such business; and

•

A statement as to whether either the proposing shareholder(s) intend(s) to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal.

A more complete description of this process is set forth in our bylaws.

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements and Notices of Internet Availability of Proxy Materials, with respect to two or more shareholders sharing the same address by delivering a single annual report and/or proxy statement and/or Notices of Internet Availability of Proxy Materials addressed to those shareholders. This process is commonly referred to as “householding.” The Company and some brokers household annual reports, proxy materials, and Notices of Internet Availability of Proxy Materials, delivering a single annual report and/or proxy statement and/or Notice of Internet Availability of Proxy Materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that your broker or we will be householding materials to your address, householding will continue until you are notified otherwise or until you request otherwise. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement and/or Notice of Internet Availability of Proxy Materials, in the future, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. If, at any time, you and another shareholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement and/or Notice of Internet Availability of Proxy Materials, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.

You may request to receive at any time a separate copy of our proxy materials, our Annual Report, or Notice of Internet Availability of Proxy Materials, or notify us that you do or do not wish to participate in householding by sending a written request to our Corporate Secretary at 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, or by telephoning 314-678-6100. We will deliver such materials to you promptly upon such request.

OTHER INFORMATION

The Board knows of no matter, other than those referred to in this proxy statement, which will be presented at the meeting. However, if any other matters, including a shareholder proposal excluded from this proxy statement pursuant to the rules of the SEC, properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote in accordance with their best judgment on such matters. Should any nominee for director be unable to serve or for good cause will not serve at the time of the meeting or any adjournments thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the Board may recommend, unless, prior to the meeting, the Board has eliminated that directorship by reducing the size of the Board. The Board is not aware that any nominee herein will be unable to serve or for good cause will not serve as a director.

The Company will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any required solicitation. Directors, officers or employees of the Company may solicit proxies on behalf of the Company. In addition, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Company’s stock and obtaining their proxies.

You are urged to vote promptly. You may revoke your proxy at any time before it is voted; and if you attend the meeting, as we hope you will, you may vote your shares in person, if you held your shares directly as a registered holder. In addition, we will furnish, without charge, copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Commission, upon the written request of any person who is a shareholder as of the Record Date, upon payment of a reasonable fee which shall not exceed our reasonable expenses in connection therewith. Requests for such materials should be directed to Stereotaxis, Inc., 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, Attention: Secretary. Such information may also be obtained free of charge by accessing the Commission’s web site at www.sec.gov.

April 17, 2015

STEREOTAXIS, INC. C/O Broadridge PO BOX 1342 Brentwood, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	☐	☐	☐
Nominees
01 Robert J. Messey 02 Joseph D. Keegan, Ph.D. 03 Euan S. Thomson, Ph.D.

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015.						☐	☐	☐
3 To approve, by non-binding vote, executive compensation.						☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting.

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

PROXY

STEREOTAXIS, INC.

Annual Meeting of Shareholders - June 2, 2015

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Karen Witte Duros, Martin C. Stammer and Kimberly R. Peery, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Stereotaxis, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m., Central Time on June 2, 2015 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED AND FOR
PROPOSAL 2 and 3. IF NO CHOICE IS SELECTED, THE PROXY WILL VOTE THE SHARES IN
ACCORDANCE WITH SUCH RECOMMENDATION.

Continued and to be signed on reverse side